EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
RehabCare Group, Inc:

We consent to the incorporation by reference in registration statements Nos. 33-67944, 33-82106, 33-82048, 333-11311, 333-120005, 333-138628 on Form S-8 and No. 333-160574 on Form S-3 of RehabCare Group, Inc. (the Company) of our report dated March 10, 2009 except for Note 23, as to which the date is July 14, 2009 and Note 8 and Note 19, as to which the date is October 9, 2009, with respect to the consolidated balance sheets of the Company as of December 31, 2008 and 2007, and the related consolidated statements of earnings, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2008, which report appears in the Current Report on Form 8-K of the Company dated October 9, 2009.

Our report dated March 10, 2009 except for Note 23, as to which the date is July 14, 2009 and Note 8 and 19, as to which the date is October 9, 2009, on the consolidated financial statements contains an explanatory paragraph that refers to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 1, 2007.

/s/ KPMG LLP

St. Louis, Missouri
October 9, 2009